UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 19, 2007

AOM MINERALS LTD.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-142019

(Commission File Number)

98-0525503

(IRS Employer Identification No.)

2258 Heidi Avenue, Burlington, Ontario, Canada L7M 3W4

(Address of principal executive offices and Zip Code)

(905) 315-8832

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 19, 2007, we appointed Earl M. Switenky as director of our company.

Mr. Switenky brings a strong educational background and extensive experience to his position. Mr. Switenky has nearly three decades of executive experience, and nearly a decade of expertise in the water industry as a base of knowledge. Upon graduating with a degree in Education from the University of Saskatchewan in 1974, Mr. Switenky was responsible for running Turfland Inc., a successful full service landscaping company, from its inception in 1984 to 1994. After 10 years directing Turfland Inc., Mr. Switenky was as an Instructor at Northwest Regional College from 1985to 1993. In 1993 he worked as an independent contractor for a private, international marketing company, contracted to the fine jewelry and precious metals industry. Mr. Switenky developed successful market distributors in several regions including, Canada, the continental USA, as well as Hawaii, Australia, New Zealand and the United Kingdom. In 1999, Mr. Switenky began his next venture, Purio Environmental Water

Source, Inc., a technology acquisition and development firm specializing in drinking water production and wastewater reclamation technology. Mr. Switenky is the founder and President of Purio Environmental Water Source, Inc. In addition, Mr. Switenky was a co-founder of UltraSafe Water Source, which specializes in manufacturing, marketing and servicing water purification equipment. Mr Switenky sold his interest in the partnership in 2004.

There are no family relationships between Mr. Switenky and any of our directors or executive officers.

We have not been a party to any transaction, proposed transaction, or series of transactions, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which, to our knowledge, Mr. Switenky has or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOM MINERALS LTD.

/s/ Patrick Michael Shamber

Patrick Michael Shamber

President

Date: October 19, 2007

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